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                                                                   EXHIBIT 10.78

Dear Jim:

       Williams-Sonoma, Inc. ("Williams-Sonoma") wishes to confirm its Agreement with you as of May 8, 2001 (the "Agreement Date") with regard to certain aspects of your employment by it as Chief Operating Officer of Williams-Sonoma.

       1. Employment. Williams-Sonoma has recently promoted you to the position of Chief Operating Officer. The purpose of this Agreement is to document certain specific terms and conditions of your employment in that capacity. In addition, you will continue to be employed pursuant to all other terms and conditions as have previously been agreed to between you and Williams-Sonoma.

       2. Areas of Responsibility. Your areas of responsibility will include store operations for all concepts, together with overall responsibility for the Williams-Sonoma, Hold Everything and Elm Street brands.

       3. Guaranteed Spread on Stock Options. As of the Agreement Date, you held certain unvested options to purchase shares of Williams-Sonoma stock which will vest on or before May 8, 2002 (the "First Unvested Options") and certain additional unvested options which will vest between May 9, 2002 and May 8, 2003 (the "Second Unvested Options" and collectively "The Unvested Options"). In consideration of your agreement to continue to be employed by Williams-Sonoma for a period of from one to two years from the Agreement Date, Williams-Sonoma has agreed to pay you the relevant "Guaranteed Spread" under the conditions set forth in this section 3.

              (a) As used throughout this Agreement, the "Spread" as of any relevant date shall be the difference, if any, between: (i) the closing price of the Williams-Sonoma stock on the New York Stock Exchange on the date of exercise (the "Closing Price"), multiplied by the total number of shares covered by the Unexercised Options then exercisable ("Covered Shares"), minus (ii) the sum of the exercise prices of each Unexercised Option then exercisable ("Exercise Prices") multiplied by the Covered Shares. Stated algebraically:


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       Spread = (Closing Price x Covered Shares) - (Exercise Prices x Covered
       Shares)

              (b) From the first anniversary of the Agreement Date (the "First Anniversary Date") until the second anniversary of the Agreement Date (the "Second Anniversary Date"), the Guaranteed Spread shall be an amount equal to the difference, if any, between: (i) $39.09, multiplied by the total number of shares covered by the First Unvested Options ("First Covered Shares) and (ii) the Spread (the "First Guaranteed Spread"). Stated algebraically:

       First Guaranteed Spread = (39.09 x First Covered Shares) - Spread

              (c) From and after the second anniversary of the Agreement ( the "Second Anniversary Date", the Guaranteed Spread shall be an amount equal to the difference, if any, between: (i) $39.81 multiplied by the total number of shares covered by the Unvested Options ("Total Covered Shares") and (ii) the Spread (the "Second Guaranteed Spread") Stated algebraically:

       Second Guaranteed Spread = (39.81 x Total Covered Shares) - Spread

              (d) At any time from the Agreement Date to the Second Anniversary Date, if (i) another person, firm or entity acquires substantially all of the assets of Williams-Sonoma or acquires more than 50% of its stock, or Williams-Sonoma merges with or into, or is otherwise acquired by, another person, firm or entity, or (ii) Howard Lester ceases to be a member of Williams-Sonoma's board of directors by reason of death, disability or a disagreement between him and Williams-Sonoma's board of directors or chief executive officer (any of which events is hereinafter referred to as a "Special Circumstance"), the Guaranteed Spread shall be determined pursuant to subparagraph (c) above and shall be deemed to be the Second Guaranteed Spread, and thereupon the unvested portion of all of the Unvested Options shall immediately vest in full.

              (e) If, at any time between the First Anniversary Date and the Second Anniversary Date, you voluntarily terminate your employment with Williams-Sonoma for any reason other than a Special Circumstance, you agree that, within ninety days of such termination, you will exercise in full all of the First Unvested Options. Upon such


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       exercise, Williams-Sonoma shall be obligated to pay you the difference, if any, between the First Guaranteed Spread and the Spread on the date of exercise. If you voluntarily terminate your employment with Williams-Sonoma based upon the occurrence of a Special Circumstance such termination shall be covered by subparagraph (f) below.

              (f) If, at any time after the Second Anniversary Date, you voluntarily terminate your employment with Williams-Sonoma for any reason, you agree that, within ninety days of such termination, you will exercise in full all of the Unvested Options. Upon such exercise, Williams-Sonoma shall be obligated to pay you the difference, if any, between the Second Guaranteed Spread and the Spread on the date of exercise.

              (g) If, at any time while this Agreement shall be in effect, your employment as Chief Operating Officer shall be terminated without Cause, (as defined below) or your duties shall be materially changed from those presently being performed by you or a Special Circumstance shall have occurred, and as a result of any of the foregoing, you terminate your employment, thereupon the unvested portion of all of the Unvested Options shall immediately vest in full. You agree that, within ninety days of such termination, you will exercise in full all of the Unvested Options. Upon such exercise, Williams-Sonoma shall be obligated to pay you the difference, if any, between the Second Guaranteed Spread and the Spread on the date of exercise. For purposes of this provision Cause shall mean:

                     (i) your conviction (or plea of guilty or nolo contendere)
              of any felony, or of any crime involving fraud, dishonesty or misappropriation, or moral turpitude;

                     (ii) your continued willful neglect of your duties and
              responsibilities as Chief Operating Officer or gross negligence in connection with such duties and responsibilities or the assets of Williams-Sonoma or any of its subsidiaries or affiliated companies;

                     (iii) your willful misconduct with regard to
              Williams-Sonoma or any of its subsidiaries or affiliated companies;


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                     (iv) your refusal to follow the written direction of the
              Chairman with regard to your duties and responsibilities.

              (h) If, at any time while this Agreement shall be in effect, your employment by Williams-Sonoma is terminated for Cause, then this Agreement shall become null and void and of no further force or effect, provided, however, that Williams-Sonoma shall have given you full notice and explanation of the reasons for such termination and a minimum of thirty days to cure the reasons causing such termination.

              (i) If, at any time prior to the First Anniversary Date, you employment shall be terminated by reason of your death or disability (as defined by Williams-Sonoma's policies with regard to disability), your estate or you, as the case may be shall be entitled to the First Guaranteed Spread as determined pursuant to subparagaph (b) above with respect to the First Unvested Options, and thereupon the unvested portion of the First Unvested Options shall vest in full.

              (j) You agree that, prior to the date of the termination of your employment with Williams-Sonoma, without the written consent of Williams-Sonoma, you will not exercise any of the Unvested Options.

       4. Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of your employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of this Agreement, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the employment rules and procedures of the American Arbitration Association then in effect.

       5. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts to be performed therein.


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                                        Sincerely,

                                        Williams-Sonoma, Inc.


                                        By: /s/ DALE W. HILPERT
                                           -------------------------------------


                                        Accepted and Agreed to:


                                         /s/ JAMES BOIKE
                                        ----------------------------------------
                                        James Boike